Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2016 SECOND QUARTER RESULTS

Reported $518 Million in Consolidated Revenue;

Solid Execution Drives Strong Margins, Profitability and Cash Flow

BELLEVUE, Wash.—July 28, 2016—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the second quarter ended June 30, 2016.

“Outerwall achieved strong results in the second quarter, underscoring our ability to generate continued profitability and cash flow, and deliver shareholder value,” said Erik E. Prusch, chief executive officer. “Our second quarter results reflect solid execution company-wide, with improved sequential results at Redbox and the highest second quarter revenue in Coinstar’s 25-year history. We also made substantial progress at ecoATM and continue to expect the business to achieve segment operating profitability for 2016.”

Prusch continued, “Earlier this week we announced that we completed our comprehensive process reviewing alternatives to maximize value for all shareholders and reached an agreement to be acquired by affiliates of Apollo Global Management. We are pleased with the agreement and the immediate and substantial cash premium it provides to our shareholders, and look forward to working with Apollo to continue serving our millions of loyal customers and unparalleled network of retail partners.”

Outerwall’s GAAP results for the second quarter of 2015 include the impact of a non-cash, non-tax deductible charge for goodwill impairment of $85.9 million related to its ecoATM business segment. The company’s Core results exclude the impact of the impairment charge as a non-core adjustment.

	2016	2015	Change
Dollars in millions, except per share data	Second Quarter	Second Quarter	%
GAAP Results
• Consolidated revenue	$518.0	$545.4	(5.0)%
• Income (loss) from continuing operations	$40.5	$(47.4)	NM *
• Net income (loss)	$40.5	$(45.6)	NM *
• Diluted earnings (loss) from continuing operations per common share	$2.38	$(2.66)	NM *
• Net cash provided by operating activities	$75.0	$75.1	(0.2)%
Core Results**
• Core adjusted EBITDA from continuing operations	$115.9	$121.8	(4.9)%
• Core diluted EPS from continuing operations***	$2.41	$2.20	9.5%
• Free cash flow	$60.1	$55.6	8.0%

*	Not meaningful
**	Refer to Appendix A for a discussion of the Use of Non-GAAP Financial Measures and Core and Non-Core Results
***	Beginning in the first quarter of 2016, to better align with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two-class method excluding non-core adjustments, net of applicable taxes. Historically, we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

Highlights from the second quarter 2016 include:

•	Delivered $115.9 million in core adjusted EBITDA from continuing operations, down $6.0 million from the second quarter of 2015, despite $27.3 million in lower revenue

•	Produced $2.41 in core diluted EPS from continuing operations

•	Generated $60.1 million in free cash flow

•	Distributed $10.2 million in quarterly cash dividends

•	Repurchased $2.6 million in face value of 2021 Notes and reduced the outstanding balance on its credit facility by $44.7 million

“We generated solid margins and strong profitability in the second quarter by continuing to align expenses with revenue across the enterprise,” said Galen C. Smith, chief financial officer of Outerwall Inc. “During the quarter, we continued our disciplined expense management and reduced operating costs, G&A and marketing expenses while improving overall productivity. In line with our commitment to return substantial free cash flow to our investors, we distributed $10.2 million in cash dividends, opportunistically repurchased $2.6 million in face value of our senior notes, and further reduced the outstanding balance on our credit facility by $44.7 million.”

CONSOLIDATED RESULTS

GAAP Results

In the second quarter of 2016, consolidated revenue was $518.0 million, a decrease of $27.3 million, or 5.0%, compared with $545.4 million in the second quarter of 2015, primarily reflecting a $49.9 million decrease in Redbox revenue, partially offset by an $18.7 million increase in revenue from ecoATM and a $3.9 million increase from Coinstar.

Income from continuing operations for the second quarter of 2016 was $40.5 million, or $2.38 of diluted earnings from continuing operations per common share, compared with a $47.4 million loss from continuing operations, or a $2.66 loss per common share, in the second quarter of 2015. Income from continuing operations for the second quarter of 2016 increased $2.0 million from the second quarter of 2015, excluding the $85.9 million goodwill impairment charge recognized in the second quarter of 2015, primarily due to a $4.2 million decrease in operating loss from ecoATM, a $4.5 million decrease in operating loss in the All Other reporting category related to the shutdown of SAMPLEit in the fourth quarter of 2015, and a $2.1 million increase in operating income from Coinstar, partially offset by a $5.6 million decrease in operating income from Redbox. The $1.9 million decrease in net interest expense due to lower outstanding borrowings and gain from early extinguishment of debt in the second quarter of 2016 partially offset the higher income tax expense in the second quarter of 2016.

In the second quarter of 2016, net cash flows provided by operating activities was $75.0 million, compared with $75.1 million in the second quarter of 2015.

Cash capital expenditures for the second quarter of 2016 decreased $4.6 million, or 23.5%, to $14.9 million, compared with $19.5 million in the second quarter of 2015, with the decrease primarily related to reduced spending on property and equipment for kiosks.

Core Results

In the second quarter of 2016, core adjusted EBITDA from continuing operations was $115.9 million, a decrease of $6.0 million, compared with $121.8 million in the second quarter of 2015. The year-over-year decline was primarily due to lower segment operating income in the Redbox segment, partially offset by decreased segment operating losses in the ecoATM segment and All Other reporting category and an increase in segment operating income in the Coinstar segment.

Core diluted EPS from continuing operations for the second quarter of 2016 was $2.41, an increase of 9.5% compared with $2.20 per diluted share in the second quarter of 2015. The increase was primarily attributable to a reduction in the number of weighted average shares used in the diluted per share calculation due to stock repurchases in the second half of 2015.

Free cash flow for the second quarter of 2016 was $60.1 million, an increase of $4.5 million, or 8.0%, compared with $55.6 million in the second quarter of 2015, driven primarily by lower capital expenditures.

SEGMENT RESULTS

Redbox

Redbox segment revenue for the second quarter of 2016 was $389.1 million, compared with $439.0 million in the second quarter of 2015. Revenue decreased $49.9 million, or 11.4%, primarily due to a $42.8 million decrease from a 10.0% decline in same store sales reflecting lower total disc rentals primarily driven by a higher impact from secular decline in the physical market on movie rentals in the second quarter of 2016, compared with the second quarter of 2015. Kiosks removed or relocated subsequent to the second quarter of 2015 accounted for $7.1 million of the decline in revenue as the company continued its efforts to optimize its kiosk network by removing underperforming kiosks. The decline in revenue was partially offset by an increase in video game rentals as the market penetration of new generation game consoles continued to increase, and a 44.5% higher total box office of movie titles released in the second quarter of 2016, including one title that represented 30.9% of the total box office.

Redbox generated approximately 123.6 million rentals in the second quarter of 2016, down from approximately 146.0 million rentals in the second quarter of 2015.

Net revenue per rental was $3.13 in the second quarter of 2016, compared with $3.00 in the second quarter of 2015. The $0.13 increase in net revenue per rental was primarily due to lower promotional spend as compared with the second quarter of 2015 and higher video game rentals.

Redbox segment operating income in the second quarter of 2016 was $82.1 million, a decrease of $16.9 million, or 17.0%, compared with $98.9 million in the second quarter of 2015. The decrease was primarily due to the decrease in revenue described above, partially offset by a decrease in other direct operating expenses, primarily due to lower contractual fees paid to retail partners due to lower revenue and lower credit card fees driven by lower rental volume. The decline in revenue was further offset by lower movie content costs primarily due to content mix and fewer locations as compared with the second quarter of 2015, as the company continued to remove underperforming kiosks to maximize profitability, and a $3.0 million decrease in general and administrative expenses primarily related to ongoing cost reduction initiatives. Segment operating margin was 21.1% in the second quarter of 2016, compared with 22.5% in the second quarter of 2015. Sequentially, Redbox segment operating margin increased 110 basis points from 20.0% in the first quarter of 2016, reflecting an increase in gross margin, lower credit card fees and retailer revenue share rates, and savings in general and administrative expense due to restructuring actions taken in the first quarter of 2016.

Coinstar

Coinstar segment revenue for the second quarter of 2016 was $84.2 million, compared with $80.3 million in the second quarter of 2015. Revenue increased $3.9 million, or 4.8%, primarily due to continued strength in the core U.S. business, while foreign exchange rates continued to negatively impact revenue in the U.K. and Canada in the second quarter of 2016. The average transaction size increased $2.43, or 5.6% on a year-over-year basis, to $45.46, while the total number of transactions decreased slightly.

Coinstar segment operating income was $33.2 million in the second quarter of 2016, an increase of $1.3 million, or 3.9%, compared with $31.9 million in the second quarter of 2015. Coinstar segment operating margin declined 40 basis points to 39.4% for the second quarter of 2016, compared with 39.8% for the second quarter of 2015, primarily due to an increase in direct operating expenses associated with the higher revenue discussed above. General and administrative expenses also increased in the second quarter of 2016, as the result of increased corporate allocations associated with the increase in Coinstar’s proportionate share of the company’s total revenue compared to the second quarter of 2015, partially offset by ongoing cost reduction initiatives in the segment.

The company continues to expand its testing of Coinstar kiosks in Spain as part of its efforts to explore further international opportunities.

ecoATM

Revenue in the ecoATM segment increased $18.7 million, or 71.9%, to $44.8 million in the second quarter of 2016, primarily due to revenue included in the second quarter of 2016 from devices acquired and sold through Gazelle. The results of Gazelle have also favorably impacted the mix of value devices and the average selling price of value devices sold. The average selling price of value devices sold increased $2.81 to $64.53, compared with $61.72 for the second quarter of 2015.

In the second quarter of 2016, ecoATM segment operating loss decreased to $700,000, which included $384,000 of restructuring and related costs, compared with a loss of $92.8 million in the second quarter of 2015. Excluding the $85.9 million goodwill impairment charge recognized in the second quarter of 2015, the segment operating loss in the second quarter of 2016 was reduced by $6.3 million, or 89.9%, as the growth in revenue outpaced the increase in direct operating expenses, primarily due to operating efficiencies, ongoing cost reduction initiatives, and synergies recognized as a result of the Gazelle acquisition. The business unit continues to be on track to achieve segment operating profitability for 2016.

CAPITAL ALLOCATION

During the second quarter of 2016, the company repurchased $2.6 million in face value of its 5.875% Senior Notes due 2021 for $2.2 million, reducing the outstanding principal balance to $228.6 million. The gain from early extinguishment of these notes reduced net interest expense by approximately $418,000 in the quarter. In addition to the notes repurchased, the company also reduced the outstanding balance on its credit facility by $44.7 million.

On June 21, 2016, the company paid a cash dividend of $0.60 per outstanding share of its common stock totaling approximately $10.2 million. On July 24, 2016, the company’s board of directors declared a quarterly cash dividend of $0.60 per share to be paid on September 6, 2016, to stockholders of record as of the close of business on August 23, 2016.

As a result of the pending transaction with Apollo Global Management, there will not be additional repurchases of common stock or senior notes.

THE APOLLO ACQUISITION

On July 24, 2016, the company entered into an agreement and plan of merger with affiliates of certain funds managed by affiliates of Apollo Global Management, LLC (Apollo), whereby the company would be acquired by an Apollo affiliate in an all cash transaction, consisting of a tender offer, followed by a subsequent back-end merger. Under the terms of the merger agreement, an Apollo affiliate would soon commence a cash tender offer for all of the company’s outstanding shares of common stock at a purchase price of $52.00 per share, without interest and subject to any withholding taxes. The consummation of the tender offer is conditioned on shares of common stock having been validly tendered and not properly withdrawn that represent, together with the shares of common stock then owned by the Apollo affiliate, of at least a majority of the then outstanding shares, the expiration or early termination of the Hart-Scott-Rodino antitrust waiting period and various other conditions. In addition, other than the company’s regular quarterly cash dividend for the third quarter of 2016, the company is restricted from declaring or paying any dividend or distribution and authorizing or making any capital stock repurchases.

After closing the tender offer, subject to meeting certain customary conditions in the merger agreement, the company merger will be effected without a meeting or vote of the company’s stockholders. At merger closing, shares of common stock then issued and outstanding will be automatically cancelled and converted into the right to receive $52.00, without interest and subject to any withholding taxes. After the closing of the merger, the company will be a wholly owned subsidiary of an Apollo affiliate and will cease to be a publicly-traded company.

For more detailed information about the transaction, please see our filings with the SEC as well as all materials filed relating to the tender offer.

2016 ANNUAL GUIDANCE

In light of the merger agreement with Apollo, Outerwall is suspending full-year 2016 guidance.

ADDITIONAL INFORMATION

Additional information regarding Outerwall’s 2016 second quarter operating and financial results is included in the company’s prepared remarks. This press release and the prepared remarks are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including

2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	risks that the proposed acquisition, including the tender offer and the mergers, may not be completed in a timely manner or at all,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of Outerwall referenced in this press release has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Apollo and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Apollo and its acquisition subsidiary will file tender offer materials on Schedule TO, and Outerwall thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF OUTERWALL ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE OUTERWALL SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Outerwall at no expense to them. The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available) will be made available for free at the SEC’s web site at www.sec.gov. Investors and securityholders may access copies of the Solicitation/Recommendation Statement and other related documents (when available) that Outerwall files with the SEC at ir.outerwall.com or by contacting the Company’s Investor Relations Department by phone at (425) 943-8242 or by e-mail at investor.relations@outerwall.com.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A Follow)

Investor Contact:

Rosemary Moothart

Director, Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Susan Johnston

Vice President, Corporate Communications & Public Affairs

425-943-8993

susan.johnston@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$518,027	$545,369	$1,053,983	$1,154,005
Expenses:
Direct operating(1)	351,581	369,619	727,548	774,803
Marketing	7,422	8,047	16,644	16,467
Research and development	1,317	2,039	2,362	4,123
General and administrative	47,681	48,783	95,451	97,339
Restructuring and related costs	401	—	3,676	15,851
Goodwill impairment	—	85,890	—	85,890
Depreciation and other	33,988	45,174	70,106	87,860
Amortization of intangible assets	3,790	3,309	7,580	6,618

Total expenses	446,180	562,861	923,367	1,088,951

Operating income (loss)	71,847	(17,492)	130,616	65,054
Other income (expense), net:
Loss from equity method investments, net	(208)	(133)	(415)	(265)
Interest expense, net	(10,301)	(12,183)	(10,543)	(24,254)
Other, net	223	642	1,452	(1,704)

Total other income (expense), net	(10,286)	(11,674)	(9,506)	(26,223)

Income (loss) from continuing operations before income taxes	61,561	(29,166)	121,110	38,831
Income tax expense	(21,013)	(18,185)	(42,111)	(44,027)

Income (loss) from continuing operations	40,548	(47,351)	78,999	(5,196)
Income (loss) from discontinued operations, net of tax	—	1,735	—	(4,821)

Net income (loss)	40,548	(45,616)	78,999	(10,017)
Foreign currency translation adjustment(2)	(1,680)	473	(2,229)	3,327

Comprehensive income (loss)	$38,868	$(45,143)	$76,770	$(6,690)

Income (loss) from continuing operations attributable to common shares:
Basic	$38,615	$(47,472)	$75,665	$(5,465)
Diluted	$38,626	$(47,472)	$75,681	$(5,465)
Basic earnings (loss) per common share:
Continuing operations	$2.39	$(2.66)	$4.69	$(0.30)
Discontinued operations	—	0.10	—	(0.27)

Basic earnings (loss) per common share	$2.39	$(2.56)	$4.69	$(0.57)

Diluted earnings (loss) per common share:
Continuing operations	$2.38	$(2.66)	$4.67	$(0.30)
Discontinued operations	—	0.10	—	(0.27)

Diluted earnings (loss) per common share	$2.38	$(2.56)	$4.67	$(0.57)

Weighted average common shares used in basic and diluted per share calculations:
Basic	16,149	17,848	16,122	18,057
Diluted	16,244	17,848	16,216	18,057
Dividends paid per common share	$0.60	$0.30	$0.90	$0.60

(1)	“Direct operating” excludes depreciation and other of $24.9 million and $51.1 million for the three and six months ended June 30, 2016, respectively, and $29.6 million and $58.0 million for the three and six months ended June 30, 2015, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three and six months ended June 30, 2016 and 2015, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$199,048	$222,549
Accounts receivable, net of allowances of $806 and $1,272	25,386	38,464
Content library	147,815	188,490
Prepaid expenses and other current assets	47,122	51,368

Total current assets	419,371	500,871
Property and equipment, net	270,414	316,013
Deferred income taxes	2,456	2,606
Goodwill and other intangible assets, net	532,934	540,514
Other long-term assets	1,489	2,207

Total assets	$1,226,664	$1,362,211

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$126,654	$184,010
Accrued payable to retailers	100,332	115,098
Other accrued liabilities	155,347	141,437
Current portion of long-term debt and other long-term liabilities	18,418	17,131

Total current liabilities	400,751	457,676
Long-term debt and other long-term liabilities	766,570	893,517
Deferred income taxes	13,442	33,092

Total liabilities	1,180,763	1,384,285
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
37,272,647 and 36,720,579 shares issued;
17,209,584 and 16,607,516 shares outstanding;	489,879	485,163
Treasury stock	(1,149,261)	(1,151,063)
Retained earnings	707,138	643,452
Accumulated other comprehensive income (loss)	(1,855)	374

Total stockholders’ equity (deficit)	45,901	(22,074)

Total liabilities and stockholders’ equity (deficit)	$1,226,664	$1,362,211

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Activities:
Net income (loss)	$40,548	$(45,616)	$78,999	$(10,017)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and other	33,988	45,174	70,106	93,718
Amortization of intangible assets	3,790	3,309	7,580	6,662
Share-based payments expense	5,174	3,289	9,504	7,192
Windfall excess tax benefits related to share-based payments	—	(160)	—	(686)
Deferred income taxes	(10,736)	(1,392)	(18,558)	(3,939)
Restructuring, impairment and related costs(2)	—	—	361	1,680
Loss from equity method investments, net	208	133	415	265
Amortization of deferred financing fees and debt discount	613	692	1,251	1,385
Gain from early extinguishment of debt	(418)	—	(11,446)	—
Goodwill impairment	—	85,890	—	85,890
Other	(244)	383	(280)	(816)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	6,322	3,254	13,185	15,077
Content library	7,723	24,703	40,849	34,659
Prepaid expenses and other current assets	(759)	(18,976)	5,263	(22,082)
Other assets	170	154	333	322
Accounts payable	(17,055)	(20,617)	(52,460)	(17,697)
Accrued payable to retailers	10,248	6,931	(14,398)	(11,510)
Other accrued liabilities	(4,552)	(12,008)	11,521	1,112

Net cash flows from operating activities(1)	75,020	75,143	142,225	181,215
Investing Activities:
Purchases of property and equipment	(14,921)	(19,508)	(28,374)	(40,217)
Proceeds from sale of property and equipment	18	2,817	92	2,940

Net cash flows used in investing activities(1)	(14,903)	(16,691)	(28,282)	(37,277)
Financing Activities:
Proceeds from new borrowing on Credit Facility	91,000	77,000	176,000	112,000
Principal payments on Credit Facility	(135,687)	(68,875)	(244,000)	(185,750)
Repurchases of notes	(2,179)	—	(47,507)	—
Repurchases of common stock	—	(22,023)	—	(62,731)
Dividends paid	(10,084)	(5,417)	(15,122)	(11,019)
Principal payments on capital lease obligations and other debt	(1,451)	(3,033)	(3,077)	(6,278)
Windfall excess tax benefits related to share-based payments	—	160	—	686
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(47)	1,887	(1,472)	(1,201)

Net cash flows used in financing activities(1)	(58,448)	(20,301)	(135,178)	(154,293)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Effect of exchange rate changes on cash	(1,471)	1,623	(2,266)	5,367

Change in cash and cash equivalents	198	39,774	(23,501)	(4,988)
Cash and cash equivalents:
Beginning of period	198,850	197,934	222,549	242,696

End of period	$199,048	$237,708	$199,048	$237,708

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$8,620	$10,933	$20,670	$22,846
Cash paid during the period for income taxes, net	$38,890	$53,905	$40,951	$66,896
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$1,146	$257	$2,902	$977
Purchases of property and equipment included in ending accounts payable	$654	$4,436	$654	$4,436

(1)	During the first quarter of 2015 we discontinued our Redbox operations in Canada. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in the 2015 periods presented.
(2)	The non-cash restructuring, impairment and related costs in the six months ended June 30, 2015 of $1.7 million is composed of $6.9 million in impairments of lease related assets partially offset by a $5.2 million benefit resulting from the lease termination.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Comparability of Results

We regularly assess the performance of our concepts to determine whether continued funding or other alternatives are appropriate and as a result, we discontinued operating SAMPLEit in the fourth quarter of 2015. As SAMPLEit did not represent a major component of our operations or financial results, the results of SAMPLEit did not qualify to be reported as a discontinued operation and remain in our All Other reporting category.

On November 10, 2015, we acquired certain assets and liabilities of Gazelle, Inc. (“Gazelle”). Results of operations for Gazelle are included in ecoATM for the three and six months ended June 30, 2016.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Three Months Ended June 30, 2016	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$389,059	$84,168	$44,800	$—	$—	$518,027
Expenses:
Direct operating	271,731	42,095	37,291	83	381	351,581
Marketing	3,919	399	3,058	7	39	7,422
Research and development	—	—	1,194	—	123	1,317
General and administrative	31,325	8,494	3,573	2	4,287	47,681
Restructuring and related costs	14	3	384	—	—	401

Segment operating income (loss)	82,070	33,177	(700)	(92)	(4,830)	109,625
Less: depreciation, amortization and other	(21,806)	(7,595)	(8,398)	21	—	(37,778)

Operating income (loss)	60,264	25,582	(9,098)	(71)	(4,830)	71,847
Loss from equity method investments, net	—	—	—	—	(208)	(208)
Interest expense, net	—	—	—	—	(10,301)	(10,301)
Other, net	—	—	—	—	223	223

Income (loss) from continuing operations before income taxes	$60,264	$25,582	$(9,098)	$(71)	$(15,116)	$61,561

Dollars in thousands
Three Months Ended June 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$438,976	$80,279	$26,062	$52	$—	$545,369
Expenses:
Direct operating	301,444	39,358	27,227	1,078	512	369,619
Marketing	4,266	1,232	2,149	258	142	8,047
Research and development	—	—	1,549	1	489	2,039
General and administrative	34,336	7,768	2,094	2,644	1,941	48,783
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	98,930	31,921	(92,847)	(3,929)	(3,084)	30,991
Less: depreciation, amortization and other	(33,063)	(8,437)	(6,305)	(678)	—	(48,483)

Operating income (loss)	65,867	23,484	(99,152)	(4,607)	(3,084)	(17,492)
Loss from equity method investments, net	—	—	—	—	(133)	(133)
Interest expense, net	—	—	—	—	(12,183)	(12,183)
Other, net	—	—	—	—	642	642

Income (loss) from continuing operations before income taxes	$65,867	$23,484	$(99,152)	$(4,607)	$(14,758)	$(29,166)

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Six Months Ended June 30, 2016	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$810,547	$156,547	$86,889	$—	$—	$1,053,983
Expenses:
Direct operating	570,732	80,740	75,185	169	722	727,548
Marketing	7,743	1,174	7,638	12	77	16,644
Research and development	—	—	2,129	—	233	2,362
General and administrative	63,354	16,358	7,575	349	7,815	95,451
Restructuring and related costs	2,422	465	789	—	—	3,676

Segment operating income (loss)	166,296	57,810	(6,427)	(530)	(8,847)	208,302
Less: depreciation, amortization and other	(46,101)	(15,004)	(16,602)	21	—	(77,686)

Operating income (loss)	120,195	42,806	(23,029)	(509)	(8,847)	130,616
Loss from equity method investments, net	—	—	—	—	(415)	(415)
Interest expense, net	—	—	—	—	(10,543)	(10,543)
Other, net	—	—	—	—	1,452	1,452

Income (loss) from continuing operations before income taxes	$120,195	$42,806	$(23,029)	$(509)	$(18,353)	$121,110

Dollars in thousands
Six Months Ended June 30, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$958,509	$149,609	$45,811	$76	$—	$1,154,005
Expenses:
Direct operating	644,379	76,621	50,033	2,269	1,501	774,803
Marketing	9,091	2,410	3,879	578	509	16,467
Research and development	—	—	3,005	(84)	1,202	4,123
General and administrative	68,071	15,563	4,062	5,151	4,492	97,339
Restructuring and related costs	15,174	550	127	—	—	15,851
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	221,794	54,465	(101,185)	(7,838)	(7,704)	159,532
Less: depreciation, amortization and other	(64,670)	(16,255)	(12,207)	(1,346)	—	(94,478)

Operating income (loss)	157,124	38,210	(113,392)	(9,184)	(7,704)	65,054
Loss from equity method investments, net	—	—	—	—	(265)	(265)
Interest expense, net	—	—	—	—	(24,254)	(24,254)
Other, net	—	—	—	—	(1,704)	(1,704)

Income (loss) from continuing operations before income taxes	$157,124	$38,210	$(113,392)	$(9,184)	$(33,927)	$38,831

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities may include nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and early lease termination costs, and the related asset impairments) associated with actions to reduce costs in our continuing operations across the company, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, and iv) loss from equity method investments, which represents our share of loss from entities we do not consolidate or control (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2016	2015	2016	2015
Net income (loss) from continuing operations	$40,548	$(47,351)	$78,999	$(5,196)
Depreciation, amortization and other	37,778	48,483	77,686	94,478
Interest expense, net	10,301	12,183	10,543	24,254
Income taxes	21,013	18,185	42,111	44,027
Share-based payments expense(1)	5,298	3,320	9,690	7,261

Adjusted EBITDA from continuing operations	114,938	34,820	219,029	164,824
Non-Core Adjustments:
Goodwill impairment	—	85,890	—	85,890
Restructuring and related costs	401	—	3,676	15,851
Rights to receive cash issued in connection with the acquisition of ecoATM	345	1,005	785	2,925
Loss from equity method investments, net	208	133	415	265

Core adjusted EBITDA from continuing operations	$115,892	$121,848	$223,905	$269,755

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Beginning in the first quarter of 2016, to align better with our GAAP presentation of EPS, we adjusted our non-GAAP financial measure of core diluted EPS from continuing operations to be defined as diluted earnings per share from continuing operations utilizing the two class method excluding non-core adjustments, net of applicable taxes. Historically we had defined this measure using diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes. Prior period results have been updated to reflect this change.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Diluted EPS from continuing operations per common share	$2.38	$(2.66)	$4.67	$(0.30)
Non-Core Adjustments:
Goodwill impairment(1)	—	4.81	—	4.75
Restructuring and related costs (pre-tax)	0.02	—	0.21	0.89
Rights to receive cash issued in connection with the acquisition of ecoATM (pre-tax)	0.02	0.06	0.04	0.16
Loss from equity method investments, net (pre-tax)	0.01	0.01	0.02	0.01
Tax impact of non-core adjustments(1)(2)	(0.02)	(0.02)	(0.09)	(0.40)

Core diluted EPS from continuing operations	$2.41	$2.20	$4.85	$5.11

(1)	The goodwill impairment recognized in 2015 is non-tax deductible.
(2)	Using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in thousands	2016	2015	2016	2015
Net cash provided by operating activities	$75,020	$75,143	$142,225	$181,215
Purchase of property and equipment	(14,921)	(19,508)	(28,374)	(40,217)

Free cash flow	$60,099	$55,635	$113,851	$140,998

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	June 30, 2016	December 31, 2015
Senior unsecured notes	$549,212	$608,908
Term loans	129,375	136,875
Revolving line of credit	80,000	140,500
Capital leases	5,531	5,889

Total principal value of outstanding debt including capital leases	764,118	892,172
Less domestic cash and cash equivalents held in financial institutions	(41,742)	(46,192)

Net debt	722,376	845,980
LTM Core adjusted EBITDA from continuing operations(1)	$439,435	$485,285

Net leverage ratio	1.64	1.74

(1)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended June 30, 2016 and December 31, 2015 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the six months ended June 30, 2016	$223,905
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015(1)	485,285
Less: Core adjusted EBITDA from continuing operations for the six months ended June 30, 2015	(269,755)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended June 30, 2016	$439,435

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2015 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2015, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2015.